EXHIBIT 99.1

Wilhelmina Appoints James McCarthy as Chief Financial Officer

NEW YORK, April 25, 2016 (GLOBE NEWSWIRE) -- Wilhelmina International, Inc. (WHLM) (“Wilhelmina” or the “Company”), one of the world’s leading model management companies, announced today that James McCarthy has been named the Company’s Chief Financial Officer.

Most recently, McCarthy has served as Controller of Orchard Media, Inc. (August 2009 to April 2016), a pioneering music, video, and film distribution company, where he led the company’s finance department during a period of rapid growth.  In this position, he designed, developed, and implemented company-wide initiatives that helped drive revenue and profitability.  During McCarthy’s tenure with Orchard Media, the company’s predecessor was publicly traded, later taken private by an investment group, and subsequently acquired by Sony Music Entertainment, a subsidiary of Sony Corporation.  Earlier in his career, he worked at Ernst & Young, LLP in New York, Sydney, and Moscow as Senior Manager, Assurance, serving SEC clients in the media, entertainment, and retail industries from 1999 to 2009.  McCarthy is a Certified Public Accountant and holds a Bachelor’s Degree in Business Administration from Georgetown University.

"We are very excited to welcome Jim to the executive team," said William Wackermann, Chief Executive Officer of Wilhelmina International, Inc.  "Jim brings financial expertise in both the digital and service industries that will help drive Wilhelmina’s strategy of growth and expansion.”

About Wilhelmina International, Inc. (www.wilhelmina.com):

Through Wilhelmina Models and its other subsidiaries, Wilhelmina International, Inc. provides traditional, full-service fashion model and talent management services, specializing in the representation and management of leading models, celebrities, artists, athletes and other talent to various customers and clients, including, retailers, designers, advertising agencies and catalog/e-commerce companies. Wilhelmina Models was founded in 1967 by Wilhelmina Cooper, a renowned fashion model, and is one of the oldest and largest fashion model management companies in the world. Wilhelmina Models is headquartered in New York and, since its founding, has grown to include operations located in Los Angeles, Miami, and London, as well as a global network of licensee agencies.

Website: http://www.wilhelmina.com

Investor Relations
Wilhelmina International, Inc.
214-661-7488
ir@wilhelmina.com